To: File

From: Melano Theork

Date: February 13, 2006

Subject: Item 77(i): Form N-SAR for Variable Insurance Products Fund IV

Pursuant to a Board approved vote on May 19, 2005, Variable Insurance Products Fund IV commenced Investor Class shares of Consumer Industries Portfolio, Cyclical Industries Portfolio, Financial Services Portfolio, Growth Stock Portfolio, Health Care Portfolio, Natural Resources Portfolio, Real Estate Portfolio, Strategic Income Portfolio, Technology Portfolio, Telecommunications & Utilities Growth Portfolio, and Value Leaders Portfolio.

Investor Class shares of Consumer Industries Portfolio, Cyclical Industries Portfolio, Financial Services Portfolio, Growth Stock Portfolio, Health Care Portfolio, Natural Resources Portfolio, Real Estate Portfolio, Strategic Income Portfolio, Technology Portfolio, Telecommunications & Utilities Growth Portfolio, and Value Leaders Portfolio commenced on July 21, 2005.

Pursuant to a Board approved vote on May 19, 2005, Variable Insurance Products Fund IV commenced Investor Class R shares of International Capital Appreciation Portfolio.

Investor Class R shares of International Capital Appreciation Portfolio commenced on July 21, 2005.